                                                                  EXHIBIT 10.104




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                                 LOAN AGREEMENT



                                   dated as of


                                 August 16, 1996


                                     between


                          UNISON HEALTHCARE CORPORATION
                                  ("Borrower")

                                       and

                                  IMPERIAL BANK
                                    ("Bank")




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
                                TABLE OF CONTENTS

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                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATIONS .............         1

1.1   Definitions ....................................................         1
      Affiliate ......................................................         1
      Agreement ......................................................         1
      Asset ..........................................................         1
      Asset Sale .....................................................         1
      Bank ...........................................................         1
      Bank Expenses ..................................................         1
      Bankruptcy Code ................................................         2
      Borrower .......................................................         2
      Business Day ...................................................         2
      Capital Expenditures ...........................................         2
      Capitalized Lease ..............................................         2
      Capitalized Lease Obligations ..................................         2
      Change of Control ..............................................         2
      Closing Date ...................................................         2
      Compliance Certificate .........................................         2
      Consolidated Net Income ........................................         3
      Consolidated Net Worth .........................................         3
      Contingent Payment Agreement ...................................         3
      Conversion Date ................................................         3
      Coverage Ratio .................................................         3
      Debt ...........................................................         3
      "Dollars" or "$" ...............................................         3
      EBITDA .........................................................         3
      Environmental Laws .............................................         3
      ERISA ..........................................................         4
      ERISA Group ....................................................         4
      Event of Default ...............................................         4
      Financial Statement(s) .........................................         4
      Funding Fees ...................................................         4
      GAAP ...........................................................         4
      Governmental Authority .........................................         4
      Hazardous Materials ............................................         4
      Healthpartners .................................................         5
      Insolvency Proceeding ..........................................         5
      Interest Expense ...............................................         5
      Internal Revenue Code ..........................................         5




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
      Lease Expense .................................................          5
      Lien ..........................................................          5
      Loan Document(s) ..............................................          5
      Loan One ......................................................          6
      "Loan One Funding Fee" and "Loan Two Funding Fee" .............          6
      Loan Two ......................................................          6
      Loans .........................................................          6
      Material Adverse Effect .......................................          6
      Maturity Date .................................................          6
      Multiemployer Plan ............................................          6
      Note One ......................................................          6
      Note Two ......................................................          6
      Notes .........................................................          6
      Obligations ...................................................          6
      Participant ...................................................          7
      PBGC ..........................................................          7
      Permitted Debt ................................................          7
      Permitted Liens ...............................................          7
      Permitted Transaction .........................................          7
      Person ........................................................          7
      Plan ..........................................................          7
      Responsible Officer ...........................................          8
      Solvent .......................................................          8
      Stipulated Number of Shares ...................................          8
      Stock Pledge Agreement (Direct Subsidiary) ....................          8
      Stock Pledge Agreement (Indirect Subsidiary) ..................          8
      Stock Pledge Agreements .......................................          8
      Subsidiary ....................................................          8
      Subordination Agreement .......................................          9
      Subordinated Note .............................................          9
      Swaps .........................................................          9
      Taxes .........................................................          9
      Transferee ....................................................          9
      Unfunded Liabilities ..........................................          9
      Unmatured Event of Default ....................................          9
      Warrant One ...................................................          9
      Warrants ......................................................          9
      Warrant Two ...................................................         10
      Whitehead .....................................................         10
1.2   Accounting Terms and Determinations ...........................         10
1.3   Computation of Time Periods ...................................         10
1.4   Construction ..................................................         10
1.5   Exhibits and Schedules ........................................         10
1.6   No Presumption Against Any Party ..............................         10
1.7   Independence of Provisions ....................................         11




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
                                   ARTICLE II
                                TERMS OF THE LOAN ...................         11

2.1   The Loan ......................................................         11
2.2   Prepayments ...................................................         11
2.3   Interest Rates; Payments of Interest ..........................         11
2.4   Note; Statements of Obligations ...............................         12
2.5   Holidays ......................................................         12
2.6   Time and Place of Payments ....................................         13
2.7   Funding Fees ..................................................         13
2.8   Maturity Date .................................................         13
2.9   Bank's Option to Convert Loans ................................         13

                                   ARTICLE III
                              CONDITIONS PRECEDENT ..................         14

3.1   Conditions to Loan One ........................................         14
3.2   Conditions to Loan Two ........................................         16

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES .............         17

4.1   Legal Status ..................................................         17
4.2   No Violation; Compliance ......................................         17
4.3   Authorization; Enforceability .................................         18
4.4   Approvals; Consents ...........................................         18
4.5   Liens .........................................................         18
4.6   Debt ..........................................................         18
4.7   Litigation ....................................................         18
4.8   No Default ....................................................         18
4.9   Subsidiaries ..................................................         18
4.10  Taxes .........................................................         18
4.11  Correctness of Financial Statements ...........................         19
4.12  ERISA .........................................................         19
4.13  Other Obligations .............................................         19
4.14  Public Utility Holding Company Act ............................         19
4.15  Investment Company Act ........................................         19
4.16  Licenses, Patents, Trademarks, Copyrights, and Intellectual
      Property, etc .................................................         19
4.17  Environmental Condition .......................................         20




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
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                                    ARTICLE V
                              AFFIRMATIVE COVENANTS .................         20

5.1   Punctual Payments .............................................         20
5.2   Books and Records .............................................         20
5.3   Financial Statements ..........................................         20
5.4   Existence; Compliance with Law ................................         21
5.5   Insurance .....................................................         21
5.6   Assets ........................................................         22
5.7   Taxes and Other Liabilities ...................................         22
5.8   Notice to Bank ................................................         22
5.9   Further Assurances ............................................         23

                                 ARTICLE VI
                             NEGATIVE COVENANTS .....................         23

6.1   Use of Funds; Margin Regulation ...............................         23
6.2   Debt ..........................................................         23
6.3   Liens .........................................................         23
6.4   Merger, Consolidation, Transfer of Assets .....................         23
6.5   Leases ........................................................         24
6.6   Sales and Leasebacks ..........................................         24
6.7   Asset Sales ...................................................         24
6.8   Investments ...................................................         24
6.9   Character of Business .........................................         24
6.10  Dividends and Distributions ...................................         24
6.11  Guaranty ......................................................         24
6.12  Financial Condition ...........................................         25
      (a)   Coverage Ratio ..........................................         25
      (b)   Net Worth ...............................................         25
6.13  Transactions with Affiliates ..................................         25
6.14  Change of Control .............................................         25
6.15  Stock Issuance ................................................         25
6.16  Subordinated Debt .............................................         25

                                 ARTICLE VII
                       EVENTS OF DEFAULT AND REMEDIES ...............         26

7.1   Events of Default .............................................         26
7.2   Remedies ......................................................         27
7.3   Remedies Cumulative ...........................................         27




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
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                                  ARTICLE VIII
                                      TAXES .........................         28

8.1   Taxes on Payments .............................................         28

                                 ARTICLE IX
                                MISCELLANEOUS .......................         28

9.1   Notices .......................................................         28
9.2   No Waivers ....................................................         28
9.3   Bank Expenses; Documentary Taxes; Indemnification .............         28
9.4   Amendments and Waivers ........................................         30
9.5   Successors and Assigns; Participations; Disclosure ............         30
9.6   Counterparts; Integration .....................................         31
9.7   Severability ..................................................         31
9.8   Governing Law; Jurisdiction ...................................         31
9.9   Waiver of Jury Trial ..........................................         32




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                             EXHIBITS AND SCHEDULES

Exhibit 1.1N        -     Form of Note Two

Exhibit 1.1S-1      -     Form of Security Agreement - Stock Pledge (Direct
                          Subsidiary)

Exhibit 1.1S-2      -     Form of Security Agreement - Stock Pledge (Indirect
                          Subsidiary)

Exhibit 1.1W        -     Form of Warrant Two

Exhibit 3.1(b)      -     Form of Opinion of Borrower's Counsel

Exhibit 5.3(b)      -     Form of Compliance Certificate

Schedule 1.1P-1     -     Permitted Debt

Schedule 1.1P-2     -     Permitted Transactions

Schedule 4.7        -     Litigation

Schedule 4.9        -     Subsidiaries

Schedule 6.5        -     Leases




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
                                 LOAN AGREEMENT


         This LOAN AGREEMENT, dated as of August 16, 1996, is entered into between Borrower and Bank.

         The parties hereto agree as follows:

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATIONS

         1.1 Definitions. The following terms, as used herein, shall have the following meanings:

         "Affiliate" means any Person (i) that, directly or indirectly, controls, is controlled by or is under common control with Borrower or any Subsidiary; (ii) which directly or indirectly beneficially owns or controls five percent (5%) or more of any class of voting stock of Borrower or any Subsidiary; or (iii) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by Borrower or any Subsidiary. For purposes of the foregoing, "control" (including "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" means this Loan Agreement, together with any concurrent or subsequent rider, amendment, schedule or exhibit to this Loan Agreement.

         "Asset" means any interest of a Person in any kind of property or asset, whether real, personal, or mixed real and personal, and whether tangible or intangible.

         "Asset Sale" means any sale, transfer or other disposition of Borrower's or any Subsidiary's businesses or Asset(s) now owned or hereafter acquired, including shares of stock and indebtedness of any Subsidiary, receivables and leasehold interests.

         "Bank" means Imperial Bank, a California banking corporation.

         "Bank Expenses" means all costs or expenses paid or advanced by Bank which are required to be paid by Borrower under this Agreement and the Loan Documents; taxes and insurance premiums of every nature and kind of Borrower paid by Bank; appraisal, filing, recording, documentation, publication and search fees paid or incurred by Bank to correct any default or enforce any provision of this Agreement and the Loan Documents; costs and expenses of suit, arbitration or judicial reference proceeding incurred by Bank in enforcing or defending this Agreement, or any portion hereof, and attorneys' fees (including attorneys' fees incurred pursuant to proceedings




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
arising under the Bankruptcy Code) and expenses incurred by Bank in structuring, drafting, reviewing, amending, terminating, enforcing, defending or concerning this Agreement and all other documents executed in connection herewith, whether or not suit is brought. All Bank Expenses paid or incurred by Bank shall be considered to be, and shall become, a part of the Obligations and shall be payable on demand as set forth in Section 9.3(a).

         "Bankruptcy Code" means The Bankruptcy Reform Act of 1978 (Pub. L. No. 95-598; 11 U.S.C.), as amended or supplemented from time to time, or any successor statute, and any and all rules and regulations issued or promulgated in connection therewith.

         "Borrower" means Unison HealthCare Corporation, a Delaware corporation.

         "Business Day" means any day other than a Saturday, a Sunday, or a day on which commercial banks in the City of Los Angeles, California are authorized or required by law or executive order or decree to close.

         "Capital Expenditures" means expenditures made in cash, or financed with long term debt, by any Person for the acquisition of any fixed Assets or improvements, replacements, substitutions, or additions thereto that have a useful life of more than one (1) year, including the direct or indirect acquisition of such Assets by way of increased product or service charges, offset items, or otherwise, and the principal portion of payments with respect to Capitalized Lease Obligations.

         "Capitalized Lease" means any lease of an Asset by a Person as lessee which would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.

         "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under all Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

         "Change of Control" shall be deemed to have occurred at such time as any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than ten percent (10%) of the total voting power of all classes of stock then outstanding of Borrower normally entitled to vote in the election of directors.

         "Closing Date" means the date when all of the conditions set forth in
Section 3.1 have been fulfilled to the satisfaction of Bank and its counsel.




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         "Compliance Certificate" means a certificate of compliance to be delivered monthly in accordance with Section 5.3(b), substantially in the form of Exhibit 5.3(b).

         "Consolidated Net Income" means, with respect to any period, the consolidated net income of Borrower and the Subsidiaries reflected on Borrower's Financial Statement for such period, prepared in accordance with GAAP.

         "Consolidated Net Worth" means, as of the date of determination, Borrower's and the Subsidiaries' consolidated net worth calculated in accordance with GAAP.

         "Contingent Payment Agreement" means that certain Contingent Payment Agreement, dated as of August 10, 1995, among, Borrower, BritWill HealthCare Company, a Delaware corporation, and Whitehead, and any amendments or restatements thereof.

         "Conversion Date" shall mean the earlier of: (i) the first day after the Maturity Date, or (ii) the date upon which an Event of Default has occurred.

         "Coverage Ratio" means as of the last day of each month, the ratio of
(i) the product of four times the sum of (x) EBITDA for the trailing three month period plus (y) the Lease Expense for the trailing three month period to (ii) the sum of (1) the product of four times the sum of (x) the Interest Expense for the trailing three month period plus (y) the Lease Expense for the trailing three month period, plus (2) current maturities of Borrower's long term debt as determined by GAAP, V us (3) all amounts of principal paid on demand notes.

         "Debt" means, as of the date of determination, the sum, but without duplication, of any and all of a Person's: (i) indebtedness heretofore or hereafter created, issued, incurred or assumed by such Person (directly or indirectly) for or in respect of money borrowed; (ii) Capitalized Lease Obligations; (iii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iv) obligations for the deferred purchase price of property or services (excluding trade payables); (v) current liabilities in respect of unfunded vested benefits under any Plan; (vi) obligations under letters of credit; (vii) obligations under acceptance facilities; (viii) obligations under all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, or supply funds to invest in any other Person, or otherwise to assure a creditor against loss; (ix) obligations secured by any Lien, whether or not such obligations have been assumed; and (x) Swaps.

         "Dollars" or "$" means lawful currency of the United States of America.

         "EBITDA" means, for any period, the sum of Borrower's and the Subsidiaries' Consolidated Net Income, Interest Expense, income tax expense, depreciation, amortization and extraordinary losses, minus the sum of any gains, if any, on the sale of Assets and extraordinary income, determined in accordance with GAAP.

         "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to or imposing liability or standards of conduct concerning environmental protection matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource Recovery and Recycling Act, the California Water Code and the California Health and Safety Code, and any similar laws of any other state or jurisdiction.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and unless the context otherwise requires, the regulations thereunder.

         "ERISA Group" means Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower are treated as a single employer under Section 414 of the Internal Revenue Code.

         "Event of Default" has the meaning set forth in Section 7.1.

         "Financial Statement(s)" means, with respect to any accounting period of any Person, statements of income and statements of cash flows of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP, subject to year-end adjustments in the case of monthly Financial Statements. Financial Statement(s) shall include the schedules thereto and annual Financial Statements shall also include the footnotes thereto.

         "Funding Fees" means the Loan One Funding Fee and the Loan Two Funding Fee.

         "GAAP" means generally accepted accounting principles in the United States of America, consistently applied.

         "Governmental Authority" means any federal, state, local or other governmental department, commission, board, bureau, agency, central bank, court,




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
tribunal or other instrumentality or authority, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Hazardous Materials" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or EP toxicity"; (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.

         "Healthpartners" means Healthpartners Funding, L.P., a Delaware limited partnership.

         "Insolvency Proceeding" means any proceeding commenced by or against any Person, under any provision of the Bankruptcy Code, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions, or extensions with some or all creditors.

         "Interest Expense" means, with respect to any fiscal period, the current interest accrued during such period on the aggregate amount of the Debt, including the interest portion of Borrower's Capitalized Lease Obligations.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as supplemented and amended from time to time, or any successor statute, and any and all regulations and rules promulgated thereunder.

         "Late Payment Fee" has the meaning given to such term in Section
2.3(c).

         "Lease Expense" means, with respect to any period of Borrower and its Subsidiaries, on a consolidated basis, the aggregate amount of rent paid or payable in connection with any lease that is charge against Consolidated Net Income for the period.

         "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement or other preferential arrangement, charge or encumbrance (including, any conditional sale or other title retention agreement, or finance lease) of any kind.




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
         "Loan Document(s)" means each of the following documents, instruments, and agreements individually or collectively, as the context requires, and any amendments, replacements, substitutions, renewals, refinancings or restatements thereto or thereof:

                  (i)      the Notes;

                  (ii)     the Warrants;

                  (iii)    the Subordination Agreement;

                  (iv)     the Stock Pledge Agreements; and

                  (v) such other documents, instruments, and agreements (including financing statements and fixture filings) as Bank may reasonably request in connection with the transactions contemplated hereunder or to perfect or protect the liens and security interests granted to Bank in connection herewith.

         "Loan One" has the meaning given to such term in Section 2.1(a).

         "Loan One Funding Fee" and "Loan Two Funding Fee" have the meanings given to such terms in Section 2.7.

         "Loan Two" has the meaning given to such term in Section 2.1(b).

         "Loans" means the Loan One and the Loan Two.

         "Material Adverse Effect" means a material adverse effect on (i) the business, Assets, condition (financial or otherwise), results of operations, or prospects of Borrower or any Subsidiary, (ii) the ability of Borrower to perform its obligations under this Agreement (including, without limitation, repayment of the Obligations as they come due), or (iii) the validity or enforceability of this Agreement, the Loan Documents, or the rights or remedies of Bank hereunder and thereunder.

         "Maturity Date" means February 16, 1997.

         "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or Section 3(37) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years (while a member of such ERISA Group) made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

         "Note One" means that certain Promissory Note One in the principal amount of Five Million Dollars ($5,000,000), dated as of even date herewith, executed by Borrower to the order of Bank.

         "Note Two" means a Promissory Note Two in the form of Exhibit 1.1N, in the principal amount of the Loan Two, executed by Borrower to the order of Bank.

         "Notes" means the Note One and the Note Two.

         "Obligations" means any and all indebtedness, liabilities, and obligations of Borrower owing to Bank and to its successors and assigns, previously, now, or hereafter incurred, and howsoever evidenced, whether direct or indirect, absolute or contingent, joint or several, liquidated or unliquidated, voluntary or involuntary, due or not due, legal or equitable, whether incurred before, during, or after any Insolvency Proceeding, and whether recovery thereof is or becomes barred by a statute of limitations or is or becomes otherwise unenforceable or unallowable as claims in any Insolvency Proceeding, together with all interest thereupon (including all interest accruing during the pendency of an Insolvency Proceeding). The Obligations shall include, without limiting the generality of the foregoing, all principal and interest owing under the Loans, all Bank Expenses, the Funding Fees, the Late Payment Fee, any other fees and expenses due hereunder, and all other indebtedness evidenced by this Agreement and the Notes.

         "Participant" has the meaning set forth in Section 9.5(d).

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Permitted Debt" means (i) Debt owing to Bank in accordance with the terms of this Agreement and the Loan Documents, (ii) Debt existing on the Closing Date and listed on Schedule 1.1P-1, but no refinancings or extensions thereof except as described on Schedule 1.1P-1, and (iv) equipment leases to the extent permitted under Section 6.5.

         "Permitted Liens" means (i) Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, (ii) Liens in favor of Bank in accordance with the Loan Documents,
(iii) statutory Liens, other than those described in clause (i) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of nonpayment, no property is subject to a material risk of loss or forfeiture; (iv) Liens consisting of pledges or deposits to secure obligations under leases permitted hereunder, (v) Liens relating to Capitalized Lease Obligations and purchase money Liens permitted hereunder so long as such Lien attaches only to the Asset being leased or acquired, (vi) judgment



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
Liens that do not constitute an Event of Default under Section 7.1(i), (vii) Liens, if they constitute such, of true lease and consignment UCC filings permitted hereunder, and (viii) Liens securing Permitted Debt as described on
Schedule 1.1P-1.

         "Permitted Transaction" means any of the transactions listed on
Schedule 1.1P-2.

         "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

         "Plan" means an "employee benefit plan" as defined in Section 3(3) of ERISA in which any personnel of any member of the ERISA Group participate or from which any such personnel may derive a benefit, excluding any Multiemployer Plan, but including any plan either established or maintained by any member of the ERISA Group or to which such Person contributes under the laws of any foreign country.

         "Responsible Officer" means either the Chief Executive Officer, Chief Financial Officer, Treasurer or Controller of a Person, or such other officer, employee, or agent of such Person designated by a Responsible Officer in a writing delivered to Bank.

         "Solvent" means, with respect to any Person on the date any determination thereof is to be made, that on such date: (a) the present fair valuation of the property and assets of such Person is greater than such Person's probable liability in respect of existing debts; (b) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature; and (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, which would leave such Person with property and assets remaining which would constitute unreasonably small capital after giving effect to the nature of the particular business or transaction. For purposes of this definition (i) the "fair valuation" of any property or assets means the amount realizable within a reasonable time, either through collection or sale of such property or assets at their regular market value, which is the amount obtainable by a capable and diligent Person from an interested buyer willing to purchase such property or assets within a reasonable time under ordinary circumstances; and (ii) the term "debts" includes any payment obligation, whether or not reduced to judgment, equitable or legal, matured or unmatured, liquidated or unliquidated, disputed or undisputed, secured or unsecured, absolute, fixed or contingent.

         "Stipulated Number of Shares" means that number of shares of Common Stock of Borrower that would be issued by Borrower pursuant to Warrant One if

Warrant One was exercised on the date that Loan Two is made pursuant to Section 2.1(b) multiplied by a fraction the numerator of which is the original principal amount of Loan Two and the denominator of which is five million (5,000,000).

         "Stock Pledge Agreement (Direct Subsidiary)" means, a Security Agreement-Stock Pledge, substantially in the form of Exhibit 1.1S-1 between Borrower and Bank.

         "Stock Pledge Agreement (Indirect Subsidiary)" means a Security Agreement-Stock Pledge, substantially in the form of Exhibit 1.1S-2 between a Subsidiary and Bank.

         "Stock Pledge Agreements" means the Stock Pledge Agreements (Direct Subsidiary) and the Stock Pledge Agreements (Indirect Subsidiary).

         "Subsidiary" means any corporation, limited liability company, partnership, trust or other entity (whether now existing or hereafter organized or acquired) of which Borrower or one or more Subsidiaries of Borrower at the time owns or controls directly or indirectly more than 50% of the shares of stock or partnership or other ownership interest having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees or otherwise exercising control of such corporation, limited liability company, partnership, trust or other entity (irrespective of whether at the time stock or any other form of ownership of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

         "Subordination Agreement" means that certain Subordination Agreement, dated as of even date herewith, between Whitehead and Bank.

         "Subordinated Note" means that certain Second Amended and Restated Subordinated Promissory Note, dated as of August 10, 1995, in the original principal amount of Eight Million Dollars ($8,000,000), executed by Borrower to the order of Whitehead, and any amendments, restatements, refinancings or replacements thereof.

         "Swaps" means payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating a Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined, in respect thereof as of the end of the then most recently ended fiscal quarter of Borrower, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to each party thereto or if any such agreement provides for the simultaneous payment of amounts by and to each party, then in each such case, the amount of such obligation shall be the net amount so determined.

         "Taxes" has the meaning set forth in Section 8.1.

         "Transferee" has the meaning set forth in Section 9.5(e).

         "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or an appointed trustee under Title IV of ERISA.

         "Unmatured Event of Default" means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         "Warrant One" means that certain Warrant One, dated as of even date herewith, executed by Borrower in favor of Bank.

         "Warrants" means the Warrant One and the Warrant Two.

         "Warrant Two" means a Warrant Two in the form of Exhibit 1.1W, executed by Borrower in favor of Bank pursuant to Section 3.2(c).

         "Whitehead" means Bruce H. Whitehead, as agent for the former shareholders of BritWill HealthCare Company.

         1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP.

         1.3 Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding." Periods of days referred to in this Agreement shall be counted in calendar days unless otherwise stated.

         1.4 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, references to any gender include any other gender, the part includes the whole, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." References in this Agreement to "determination" by Bank include good faith estimates by Bank (in the case of quantitative determinations), and good faith beliefs by Bank (in the case of qualitative determinations). The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit and schedule references are to this Agreement, unless otherwise specified. Any reference in this Agreement or any of the Loan Documents to this Agreement or any of the Loan Documents includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

         1.5 Exhibits and Schedules. All of the exhibits and schedules attached hereto shall be deemed incorporated herein by reference.

         1.6 No Presumption Against Any Party. Neither this Agreement, any of the Loan Documents, any other document, agreement, or instrument entered into in connection herewith, nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement, the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith have been reviewed by each of the parties and their counsel and shall be construed and interpreted according to the ordinary meanings of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

         1.7 Independence of Provisions. All agreements and covenants hereunder, under the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.

                                   ARTICLE II

                                TERMS OF THE LOAN

         2.1 The Loan.

                  (a) Subject to the terms and conditions hereof, Bank agrees to make a loan to Borrower on the Closing Date in the principal amount of Five Million Dollars ($5,000,000) (the "Loan One"), the proceeds of which shall be used only for the purposes allowed in Section 6.1.

                  (b) Subject to the terms and conditions hereof, Bank agrees to make a loan to Borrower on October 1, 1996 in such amount as Borrower shall specify in accordance with Section 3.2(a) (the "Loan Two"), the proceeds of which shall be used only for the purposes allowed in Section 6.1.

         2.2 Prepayments. Borrower may prepay the Loans, or any portion thereof, at any time and from time to time. All prepayments shall include accrued interest on the amount prepaid to the date of prepayment, calculated in accordance with Section 2.3. All such prepayments shall be without penalty or premium.

         2.3 Interest Rates; Payments of Interest.

                  (a) Interest Rate. The unpaid principal balance of the Loans shall bear interest at the rate of nine and three-quarters percent (9.75%) per annum.

                  (b) Default Rate. If any payment of principal or interest on the Loans shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) and any applicable grace period has expired, in addition to and not in substitution of any of Bank's other rights and remedies with respect to such nonpayment, the entire unpaid principal balance of the Loans shall bear interest at the rate of fourteen and three-quarters percent (14.75%) per annum, effective on the day following the expiration date of the grace period with respect thereto and continuing until such overdue payment is paid in full. In addition, interest, Bank Expenses, the Funding Fees, the Late Payment Fee and other amounts due hereunder not paid when due (and any applicable grace period has expired) shall bear interest at the rate of fourteen and three quarters percent (14.75%) effective on the day following the expiration date of the grace period with respect thereto and continuing until such overdue payment is paid in full.

                  (c) Late Payment Fee. If any payment due hereunder, whether for principal, interest, Funding Fees, or otherwise, is not paid on or before the tenth day after the date such payment is due, in addition to and not in substitution of any of Bank's other rights and remedies with respect to such nonpayment, Borrower shall pay to Bank, a late payment fee ("Late Payment Fee") equal to five percent (5%) of the amount of such overdue payment. The Late Payment Fee shall be due and payable on the eleventh day after the due date of the overdue payment with respect thereto.

                  (d) Computation of Interest. All computations of interest shall be calculated on the basis of a year of three hundred sixty (360) days for the actual days elapsed.

                  (e) Maximum Interest Rate. In no event shall the interest rate and other charges hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Bank has received interest and other charges hereunder in excess of the highest rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations, other than interest, in the inverse order of maturity, and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no Obligations outstanding, Bank shall refund to Borrower such excess.

                  (f) Payments of Interest. All accrued but unpaid interest on the Loans, calculated in accordance with this Section 2.3, shall be due and payable, in arrears, on the first Business Day of each month.

         2.4 Note; Statements of Obligations. The Loan One and Borrower's obligation to repay the same shall be evidenced by the Note One, this Agreement and the books and records of Bank. The Loan Two and Borrower's obligation to repay the same shall be evidenced by the Note Two, this Agreement and the books and records of Bank. Bank shall render monthly statements of the Loans to Borrower, including statements of all principal and interest owing on the Loans, and all Bank Expenses owing, and such statements shall be presumed to be correct and accurate and constitute an account stated between Borrower and Bank unless, within thirty (30) days after receipt thereof by Borrower, Borrower delivers to Bank, at the address specified in Section 9.1, written objection thereof specifying the error or errors, if any, contained in any such statement.

         2.5 Holidays. Any principal or interest in respect of the Loans which would otherwise become due on a day other than a Business Day, shall instead become due on the next succeeding Business Day and such adjustment shall be reflected in the computation of interest; provided, however, that in the event that such due date shall, subsequent to the specification thereof by Bank, for any reason no longer constitute a Business Day, Bank may change such specified due date in accordance with this Section 2.5.

         2.6 Time and Place of Payments. All payments due hereunder shall be made available to Bank in immediately available Dollars, not later than 12:00 p.m., Los Angeles time, on the day of payment, to the following address or such other address as Bank may from time to time specify by notice to Borrower:

                      IMPERIAL BANK
                      9920 S. La Cienega Boulevard, Suite 628
                      Inglewood, CA 90301
                      Attention: Lending Services Department 2560
                      Telefacsimile: 310-338-6110
                      Telephone: 310-417-5989

         2.7 Funding Fees. Borrower shall pay to Bank a fully earned, non-refundable funding fee (the "Loan One Funding Fee") in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000), of which Fifty Thousand Dollars ($50,000) shall be due and payable on the Closing Date and Seventy Five Thousand Dollars ($75,000) shall be due and payable on the Maturity Date or date of prepayment of the Loans. Upon the funding of the Loan Two pursuant to Section 2.1(b), Borrower shall pay to Bank an additional funding fee (the "Loan Two Funding Fee") in an amount equal to two and one half percent (2.5%) of the original principal amount of the Loan Two.

         2.8 Maturity Date. On the Maturity Date, Borrower shall pay to Bank the entire unpaid principal balance of the Loans together with all accrued but unpaid interest thereon, all Bank Expenses then unpaid and all other costs and expenses due to Bank pursuant to this Agreement and the Loan Documents which have not been paid by such date.

         2.9 Bank's Option to Convert Loans. Bank may, at its option, from time to time on or after the Conversion Date convert all or any portion of the Loans into shares of Common Stock of Borrower as set forth in this Section 2.9. In the event that Bank intends to exercise such option, Bank shall notify Borrower in writing ("Notice of Intent to Convert"). All shares of Common Stock issuable to Bank hereunder shall constitute "Registrable Stock" (as defined in the Warrants) and when Bank gives Notice of Intent to Convert Borrower shall at its sole expense promptly and diligently register and qualify all such shares in accordance with the procedures set forth in Section 11 of the Warrants to enable Bank to resell such shares to the public without restriction upon issuance to Bank (the "Registration"). In the event that Borrower fails to file an appropriate registration statement with the Securities and Exchange Commission within sixty (60) days after the date of the Notice of Intent to Convert, Borrower immediately shall pay to Bank an amount equal to two percent (2%) of the amount of the Obligations then outstanding. Such payment by Borrower shall not relieve Borrower of the obligation to file such registration statement and comply with the procedures set forth in Section 11 of the Warrants. Borrower shall promptly notify Bank in writing when Borrower has completed all of the registration and qualification procedures and the Registration is effective. Bank shall exercise an option to convert all or any portion of the Loans by giving written notice to Borrower specifying the amount of the Loans that are converted and the number of shares of Common Stock to be issued to Bank ("Conversion Notice"). The number of shares of Common Stock to be issued to Bank shall be determined by dividing the amount of the Loans that are converted by the Conversion Rate. The Conversion Rate shall be equal to eighty five percent (85%) of the "Current Market Price" (as defined in the Warrants) of a share of Common Stock calculated as of the latest practicable date before the Registration becomes effective (or, if the Registration does not become effective, and Bank still exercises an option to convert, calculated as of the date of the Conversion Notice). The shares of Common Stock shall be deemed to have been issued to Bank as the record owner of such shares as of the close of business on the date of the Conversion Notice. Certificates for such shares shall be delivered to Bank promptly and in any event within five (5) days after the date of the Conversion Notice. Upon effectiveness of the Registration, Bank shall use reasonable efforts to complete the sale of the shares pursuant to the Registration within a reasonable period of time, subject to market conditions and Bank's intention to maximize the amount to be realized from the sale of shares.

                                   ARTICLE III

                              CONDITIONS PRECEDENT

         3.1 Conditions to Loan One. The obligation of Bank to make the Loan One is subject to and contingent upon the fulfillment of each of the following conditions to the satisfaction of Bank and its counsel:

                  (a) receipt by Bank of this Agreement and each of the Loan Documents (other than the Note Two and the Warrant Two) including a Stock Pledge Agreement (Direct Subsidiary) with respect to each Subsidiary owned by Borrower, and a Stock Pledge Agreement (Indirect Subsidiary) with respect to each Subsidiary owned by a Subsidiary, all duly executed by Borrower and/or the other parties thereto, acknowledged where required, and in form and substance satisfactory to Bank in its sole and absolute discretion;

                  (b) receipt by Bank of a duly executed opinion of Borrower's counsel, dated as of the Closing Date, substantially in the form and substance of Exhibit 3.1(b) and otherwise satisfactory to Bank in its sole and absolute discretion;

                  (c) receipt by Bank of a Certificate of the Secretary of Borrower, dated as of the Closing Date, certifying (i) the incumbency and signatures of the Responsible Officers of Borrower who are executing this Agreement and the Loan Documents on behalf of Borrower, (ii) the bylaws of Borrower and all amendments thereto as being true and correct and in full force and effect, and (iii) the resolutions of the Board of Directors of Borrower as being true and correct and in full force and effect, authorizing the execution and delivery of this Agreement and the Loan Documents, and authorizing the transactions contemplated hereunder and thereunder, and authorizing the Responsible Officers of Borrower to execute the same on behalf of Borrower;

                  (d) receipt by Bank of a certificate of corporate status and good standing for Borrower, dated as of a recent date prior to the Closing Date, showing that Borrower is in good standing under the laws of the State of Delaware;

                  (e) receipt by Bank of Borrower's Certificate of Incorporation and all amendments thereto, certified by the Delaware Secretary of State and dated as of a recent date prior to the Closing Date;

                  (f) receipt by Bank of certificates of foreign qualification and good standing with respect to Borrower, dated as of a recent date prior to the Closing Date, showing that Borrower is in good standing under the laws of States of Arizona and each jurisdiction in which it is doing business where the conduct of such business requires such qualification;

                  (g) receipt by Bank of a certificate signed by the President and Chief Financial Officer of Borrower, dated as of the Closing Date, certifying to Bank that (i) both immediately before and immediately after giving effect to the transactions contemplated by this Agreement and the Loan Documents, Borrower is and will be Solvent, (ii) to the best of their knowledge after due and diligent inquiry, the representations and warranties of Borrower contained in this Agreement and the Loan Documents are true and correct and
(iii) to the best of their knowledge after due and diligent inquiry, both immediately before and immediately after giving effect to the transactions contemplated by this Agreement and the Loan Documents, no Event of Default or Unmatured Event of Default is continuing or shall occur;

                  (h) receipt by Bank of a certificate of corporate status and good standing for each Subsidiary executing a Stock Pledge Agreement (Indirect Subsidiary) dated as of a recent date prior to the Closing Date, showing that such Subsidiary is in good standing under the laws of the state of its organization;

                  (i) receipt by Bank of the Articles of Incorporation of each Subsidiary executing a Stock Pledge Agreement (Indirect Subsidiary) and all amendments thereto, certified by the Secretary of State of the state of its organization and dated as of a recent date prior to the Closing Date;

                  (j) receipt by Bank of certificates of foreign qualification and good standing with respect to each Subsidiary executing a Stock Pledge Agreement (Indirect Subsidiary) dated as of a recent date prior to the Closing Date, showing that such Subsidiary is in good standing under the laws of each jurisdiction in which such Subsidiary is doing business where the conduct of such business requires such qualification;

                  (k) receipt by Bank of a Certificate of the Secretary of each Subsidiary executing a Stock Pledge Agreement (Indirect Subsidiary), dated as of the Closing Date, certifying (i) the incumbency and signatures of the Responsible Officers of such Subsidiary who are executing such agreement on behalf of such Subsidiary, and (ii) the resolutions of the Board of Directors of such Subsidiary as being true and correct and in full force and effect, authorizing the execution and delivery of such Stock Pledge Agreement (Indirect Subsidiary), and authorizing the transactions contemplated thereunder, and authorizing the Responsible Officers of such Subsidiary to execute the same on behalf of such Subsidiary;

                  (l) receipt by Bank of the first installment of the Loan One Funding Fee and all other fees, costs, and expenses owing to Bank on the Closing Date (including the fees, costs and expenses of Bank pursuant to Section 9.3(a)(i));

                  (m) receipt by Bank of copies of insurance binders or insurance certificates evidencing Borrower's having caused to be obtained insurance in accordance with Section 5.5, including the additional insured endorsements required by such Section ;

                           (n) receipt by Bank of a Participation Agreement,
duly executed by Cruttenden Roth Bridge Fund, LLC., providing for a purchase of a participation interest in the Loan in the amount of One Million Dollars ($1,000,000) and otherwise in form and substance satisfactory to Bank in its sole and absolute discretion;

                           (o) receipt by Bank of a copy of the Subordinated
Note and the Contingent Payment Agreement evidencing the legend required by the Subordination Agreement, certified by the Secretary of Borrower;

                           (p) receipt by Bank of Uniform Commercial Code
Financing Statement Partial Releases Form UCC-2, duly executed by
Healthpartners, in form and substance satisfactory to Bank in its sole and absolute discretion;

                           (q) receipt by Bank of any other documents which Bank
reasonably requests relating to the transactions contemplated hereby; and

                           (r) the Closing Date shall have occurred on or before
August 31, 1996.

                  3.2 Conditions to Loan Two. The obligation of Bank to make the Loan Two is subject to and contingent upon the fulfillment of each of the following conditions to the satisfaction of Bank and its counsel:

                           (a) receipt by Bank, no later than 5:00, p.m., Los
Angeles time, September 16, 1996, of a written request from Borrower, duly executed by a Responsible Officer of Borrower, that Bank make the Loan Two and specifying the amount thereof, which amount shall be at least Five Hundred Thousand Dollars ($500,000) or more in increments of One Hundred Thousand Dollars ($100,000), up to a maximum amount of Two Million Five Hundred Thousand Dollars ($2,500,000);

                           (b) receipt by Bank of the Note Two duly executed by
Borrower and in form and substance satisfactory to Bank in its sole and absolute discretion;

                           (c) receipt by Bank of the Warrant Two duly executed
by Borrower for the number of shares of Common Stock of Borrower equal to the Stipulated Number of Shares and providing for an "Exercise Price" equal to the "Current Market Price" (as defined in the Warrants) calculated as of the date that Loan Two is made, and otherwise in form and substance satisfactory to Bank in its sole and absolute discretion;

                           (d) receipt by Bank of a certificate signed by the
President and Chief Financial Officer of Borrower, dated as of October 1, 1996, certifying to Bank that

(i) both immediately before and immediately after giving effect to the Note Two and the Warrant Two, Borrower and each Subsidiary is and will be Solvent, (ii) to the best of their knowledge after due and diligent inquiry, the representations and warranties of Borrower and each Subsidiary contained in this Agreement and the Loan Documents are true and correct and (iii) to the best of their knowledge after due and diligent inquiry, both immediately before and immediately after giving effect to the Note Two and the Warrant Two, no Event of Default or Unmatured Event of Default is continuing or shall occur; and

                           (e) receipt by Bank of the Loan Two Funding Fee.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                  In order to induce Bank to enter into this Agreement and to make the Loans to Borrower, Borrower represents and warrants to Bank that on the Closing Date and on the date of funding the Loan Two:

                  4.1 Legal Status. Borrower and each Subsidiary is a corporation duly organized and existing under the laws of its state of organization. Borrower and each Subsidiary has the power and authority to own its own Assets and to transact the business in which it is engaged, and is properly licensed, qualified to do business and in good standing in every jurisdiction in which it is doing business where failure to so qualify could have a Material Adverse Effect.

                  4.2 No Violation; Compliance. The execution, delivery and performance of this Agreement and the Loan Documents to which Borrower and each Subsidiary is a party are within Borrower's and such Subsidiary's powers, are not in conflict with the terms of any charter, bylaw, articles of incorporation or other organization papers of Borrower or such Subsidiary, and do not result in a breach of or constitute a default under any contract, obligation, indenture or other instrument to which Borrower or such Subsidiary is a party or by which Borrower or such Subsidiary is bound or affected. There is no law, rule or regulation, nor is there any judgment, decree or order of any court or Governmental Authority binding on Borrower or any Subsidiary which would be contravened by the execution, delivery, performance or enforcement of this Agreement and the Loan Documents to which Borrower or any Subsidiary is a party.

                  4.3 Authorization; Enforceability. Borrower and each Subsidiary has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the Loan Documents to which Borrower and such Subsidiary is a party, and the consummation of the transactions contemplated hereby and thereby. Upon their execution and delivery in accordance with the terms hereof, this Agreement and the Loan Documents to which Borrower and each Subsidiary is a party will constitute legal, valid and binding agreements and obligations of Borrower and such Subsidiary enforceable against Borrower and such Subsidiary in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, and similar laws and equitable principles affecting the enforcement of creditors' rights generally.

                  4.4 Approvals; Consents. No approval, consent, exemption or other action by, or notice to or filing with, any Governmental Authority is necessary in connection with the execution, delivery, performance or enforcement of this Agreement or the Loan Documents.

                  4.5 Liens. Borrower and each Subsidiary has good and marketable title to, or valid leasehold interests in, all of its Assets, free and clear of all Liens or rights of others, except for Permitted Liens.

                  4.6 Debt. Borrower has no Debt other than Permitted Debt.

                  4.7 Litigation. Except as set forth in Schedule 4.7, there are no suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due inquiry, threatened, against or affecting Borrower or any of its Assets, or any Subsidiary or any of such Subsidiary's Assets, which are not fully covered by applicable insurance and as to which no reservation of rights has been taken by the insurer thereunder.

                  4.8 No Default. No event is continuing or would result from the incurring of obligations by Borrower under this Agreement or the Loan Documents, to the extent Borrower is a party thereto, which is an Event of Default or Unmatured Event of Default.

                  4.9 Subsidiaries. Set forth in Schedule 4.9 is a complete and accurate list of the Subsidiaries, showing the jurisdiction of incorporation of each and showing the percentage of Borrower's or a Subsidiary's ownership of the outstanding stock of each Subsidiary. All of the outstanding capital stock of each Subsidiary has been validly issued, is fully paid and nonassessable, and is owned by Borrower or the Subsidiary indicated in Schedule 4.9 free and clear of all Liens except Permitted Liens.

                  4.10 Taxes. All tax returns required to be filed by Borrower in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon Borrower or upon any of its Assets, income or franchises, which are due and payable have been paid. The provisions for taxes on the books of Borrower are adequate for all open years, and for Borrower's current fiscal period.

                  4.11 Correctness of Financial Statements. Borrower's consolidated and consolidating audited Financial Statement as of the fiscal year ended December 31, 1995, and all information and data furnished by Borrower to Bank in connection therewith, are complete and correct and accurately and fairly present the financial condition and results of operations of Borrower and its Subsidiaries as of their respective dates. Any forecasts of future financial performance delivered by Borrower to Bank have been made in good faith and are based on reasonable assumptions and investigations by Borrower. Said audited Financial Statement has been prepared in accordance with GAAP. Since the date of such audited Financial Statement, there has been no change in Borrower's or its Subsidiaries' financial condition or results of operations sufficient to have a Material Adverse Effect. Borrower and its Subsidiaries have no contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate, except as disclosed in such statements, information and data.

                4.12 ERISA. Borrower is in compliance in all material respects with all applicable provisions of ERISA; Borrower has not violated any provision of any Plan; no Reportable Event under Section 4043(c)(5), (6) or (13) of ERISA has occurred or is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

                  4.13 Other Obligations. Borrower is not in default on any Debt, and Borrower is not in default on any other lease, commitment, contract, instrument or obligation which is material to the operation of its business.

                  4.14 Public Utility Holding Company Act. Borrower is not a "holding company," or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                  4.15 Investment Company Act. Borrower is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

                  4.16 Licenses, Patents, Trademarks, Copyrights, and Intellectual Property, etc. Borrower has all necessary, patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights, copyrights, permits, and franchises in order for it to conduct its business and to operate its Assets, without known conflict with the rights of third Persons, and all of same are valid and subsisting. The consummation of the transactions contemplated by this Agreement will not alter or impair any of such rights of Borrower. Borrower has not been charged or, to the best of Borrower's knowledge after due inquiry threatened to be charged with any infringement or, after due inquiry infringed on any, unexpired trademark, trademark registration, trade name, patent, copyright, copyright registration, or other proprietary right of any Person.

                  4.17 Environmental Condition. (i) None of Borrower's or any Subsidiary's Assets has ever been used by Borrower or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials except in compliance with Environmental Laws; (ii) none of Borrower's or any Subsidiary's Assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute; (iii) no Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower or any Subsidiary; and (iv) neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing or disposing of Hazardous Materials into the environment.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

                  Borrower covenants and agrees that from the Closing Date and thereafter until the indefeasible payment, performance and satisfaction in full of the Obligations, Borrower shall:

                  5.1 Punctual Payments. Punctually pay the interest and principal on the Loans, the Funding Fees, the Late Payment Fee, and all Bank Expenses and any other fees and liabilities due under this Agreement and the Loan Documents at the times and place and in the manner specified in this Agreement or the Loan Documents within the grace periods, if any, permitted hereunder or thereunder.

                  5.2 Books and Records. Maintain, and cause each Subsidiary to maintain, adequate books and records in accordance with GAAP, and permit any officer, employee or agent of Bank, at any reasonable time upon one (1) day's notice, to inspect, audit and examine such books and records, and to make copies of the same.

                  5.3 Financial Statements. Deliver to Bank the following, all in form and detail satisfactory to Bank and in such number of copies as Bank may request:

                           (a) as soon as available but not later than thirty
(30) days after and as of the close of each monthly accounting period, a consolidated and consolidating internally prepared Financial Statement for Borrower and the Subsidiaries which shall include Borrower's and the Subsidiaries' consolidated and consolidating balance sheet as of the close of such period, and Borrower's and the Subsidiaries' consolidated statement of income and retained earnings and statement of cash flow for such period and year to date, certified by the Chief Financial Officer of Borrower, to the best of his or her knowledge after due and diligent inquiry, as being complete and correct and fairly presenting Borrower's and the Subsidiaries' financial condition and results of operations;

                           (b) as soon as available but not later than thirty
(30) days after and as of the end of each monthly accounting period, a Compliance Certificate from the Chief Financial Officer of Borrower, stating, among other things, that he or she has reviewed the provisions of this Agreement and the Loan Documents and that, to the best of his or her knowledge after due and diligent inquiry there exists no Event of Default or Unmatured Event of Default, and containing the calculations and other details necessary to demonstrate compliance with Section 6.12;

                           (c) promptly upon receipt by Borrower, copies of any
and all reports and management letters submitted to Borrower or any Subsidiary by any certified public accountant in connection with any audit of Borrower's or any Subsidiary's financial records made by such accountant; and

                           (d) from time to time such other information
(including state surveys) as Bank may reasonably request.

                  5.4 Existence: Compliance with Law. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its existence and good standing in the State of its organization, qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in every jurisdiction where the failure to be so qualified could have a Material Adverse Effect; and preserve, and cause each of its Subsidiaries to preserve, all of its licenses, permits, governmental approvals, rights, privileges and franchises required for its operations; and comply, and cause each of its Subsidiaries to comply, with the provisions of all documents pursuant to which it is organized which govern its continued existence; and comply, and cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations, orders of any Governmental Authority having authority or jurisdiction over it, except for such laws, rules and regulations where the failure to so comply could not have a Material Adverse Effect, and comply, and cause each of the Subsidiaries to comply, with all requirements for the maintenance of its business, insurance, licenses, permits, governmental approvals, rights, privileges and franchises.

                  5.5 Insurance. Maintain and keep in force, and cause each Subsidiary to maintain and keep in force, insurance of the types and in amounts customarily carried by companies engaged in the same or similar business, or similarly situated, including fire, extended coverage, public liability, business interruption, earthquake, property damage and workers' compensation insurance, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect, except that with respect to workers' compensation insurance, Borrower shall only be required to list the carriers and the amount of coverage thereof. Bank shall be named as an additional insured on Borrower's general liability coverage under an endorsement reasonably acceptable to Bank.

                  5.6 Assets. Maintain, keep and preserve, and cause each Subsidiary to maintain, keep and preserve, all of its Assets (tangible or intangible) which are necessary to its business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such Assets shall be fully and efficiently preserved and maintained.

                  5.7 Taxes and Other Liabilities. Pay and discharge when due, and cause each Subsidiary to pay and discharge when due, any and all assessments and taxes, both real or personal and including federal and state income taxes, and any and all other material indebtedness and obligations, except where being contested in good faith and proper proceedings if appropriate reserves are maintained with respect thereto.

                  5.8 Notice to Bank. Promptly, upon Borrower acquiring knowledge thereof, give written notice to Bank of:

                           (a) all litigation affecting Borrower where the
amount in controversy is in excess of Two Hundred Fifty Thousand Dollars ($250,000);

                           (b) any dispute which may exist between Borrower or
any Subsidiary, on the one hand, and any governmental regulatory body or law enforcement authority, on the other, if the determination of such dispute could have a Material Adverse Effect;

                           (c) any labor controversy resulting in or threatening
to result in a strike against Borrower or any Subsidiary;

                           (d) any proposal by any public authority to acquire
the Assets or business of Borrower or any Subsidiary, or to compete with Borrower or any Subsidiary;

                           (e) any reportable event under Section 4043(c)(5),
(6) or (13) of ERISA with respect to any Plan, any decision to terminate or withdraw from a Plan, any finding made with respect to a Plan under Section 4041(c) or (e) of ERISA, the commencement of any proceeding with respect to a Plan under Section 4042 of ERISA, or any material increase in the actuarial present value of unfunded vested benefits under all Plans over the preceding year;

                           (f) any Event of Default or Unmatured Event of
Default; and

                           (g) any other matter which has resulted or could
result in a Material Adverse Effect.

                  5.9 Further Assurances. Execute and deliver, or cause to be executed and delivered, upon the request of Bank and at Borrower's expense, such additional documents, instruments and agreements as Bank may reasonably determine to be necessary or advisable to carry out the provisions of this Agreement and the Loan Documents, and the transactions and actions contemplated hereunder and thereunder.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

                  Borrower further covenants and agrees that from the Closing Date and thereafter until the indefeasible payment, performance and satisfaction in full of the Obligations, Borrower shall not without the prior written consent of Bank:

                  6.1 Use of Funds, Margin Regulation.

                           (a) Use any proceeds of the Loan for any purpose
other than to finance Borrower's working capital requirements in accordance with the budget provided to Bank.

                           (b) Use any portion of the proceeds of the Loan in
any manner which might cause the Loan, the application of the proceeds thereof, or the transactions contemplated by this Agreement to violate Regulation G, T, U, or X of the Board of Governors of the Federal Reserve System, or any other regulation of such board, or to violate the Securities and Exchange Act of 1934, as amended or supplemented.

                  6.2 Debt. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Debt except Permitted Debt.

                  6.3 Liens. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien (including the lien of an attachment, judgment or execution) on any of its Assets, whether now owned or hereafter acquired, except Permitted Liens; or sign or file, or permit any Subsidiary to sign or file, under the Uniform Commercial Code as adopted in any jurisdiction, a financing statement which names Borrower or any Subsidiary as a debtor, except with respect to true leases and consignments to the extent otherwise permitted hereunder, or sign, or permit any Subsidiary to sign, any security agreement authorizing any secured party thereunder to file such a financing statement, except with respect to true leases and consignments to the extent otherwise permitted hereunder.

                  6.4 Merger, Consolidation, Transfer of Assets. Wind up, liquidate or dissolve, reorganize, merge or consolidate with or into any other Person, or acquire all or substantially all of the Assets or the Business of any other Person, or permit any Subsidiary to do so, except for any Permitted Transaction.

                  6.5 Leases. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any obligation as a lessee for the rental or hire of any real or personal property, other than those leases listed on Schedule 6.5, and except for any Permitted Transaction.

                  6.6 Sales and Leasebacks. Sell, transfer, or otherwise dispose of, or permit any Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person, and thereafter directly or indirectly leaseback the same or similar property, except for any Permitted Transaction.

                  6.7 Asset Sales. Conduct any Asset Sale, or permit any Subsidiary to do so, except for any Permitted Transaction.

                  6.8 Investments. Except for any Permitted Transaction, make, or permit any Subsidiary to make, any loans or advances to, or any investment in, any Person; or acquire, or permit any Subsidiary to acquire, any capital stock, Assets, obligations, or other securities of, make any contribution to, or otherwise acquire any interest in, any Person; or acquire or form any new Subsidiary, or permit any Subsidiary to acquire or form any new Subsidiary; provided that if Bank shall consent to such acquisition or formation, Borrower or such Subsidiary shall concurrently therewith pledge the capital stock of such new Subsidiary to Bank to secure the Obligations pursuant to a Stock Pledge Agreement (Direct Subsidiary) or a Stock Pledge Agreement (Indirect Subsidiary), as the case may be; or participate, or permit any Subsidiary to participate, as a partner or joint venturer with any other Person.

                  6.9 Character of Business. Engage in any business activities or operations substantially different from or unrelated to its present business activities and operations.

                  6.10 Dividends and Distributions. Declare or pay any dividends or distributions; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of Assets to its shareholders as such, whether in cash, Assets, or in obligations of Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption or retirement of, any of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; or permit any Subsidiary to purchase or otherwise acquire for value any capital stock of Borrower or any other Subsidiary.

                  6.11 Guaranty. Except as described on Schedule 1.1P-1, assume, guaranty, endorse (other than checks and drafts received by Borrower in the ordinary course of business), or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable (including, any agreement to purchase any obligation, stock, Assets, goods, or services or to supply or advance any funds, Assets, goods, or services, or any agreement to maintain or cause such Person to maintain, a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for the obligations of any Person; or, except for Permitted Liens, pledge or hypothecate, or permit any Subsidiary to pledge or hypothecate, any of its Assets as security for any liabilities or obligations of any other Person.

                  6.12 Financial Condition.

                           (a) Coverage Ratio. Permit the Coverage Ratio as of
the last day of each month to be less than 1.1:1.0; or

                           (b) Net Worth. Permit Borrower's Consolidated Net
Worth to be less than the sum of (i) Twenty One Million Eight Hundred Thousand Dollars ($21,800,000), plus (ii) seventy percent of Consolidated Net Income (ignoring any losses) for each month, plus (iii) one hundred percent (100%) of the increase in Borrower's net worth attributable to sale, conversion to, or the issuance of any equity securities issues by Borrower or any Subsidiary during the period from June 30, 1996 to the last day of each month most recently ended, plus (iv) one hundred percent (100%) of the gain on the sale or disposition of property by Borrower or any of the Subsidiaries during the period from June 30, 1996 to the last day of each month most recently ended.

                  6.13 Transactions with Affiliates. Except for any Permitted Transaction, enter into any transaction, including the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, or permit any Subsidiary to enter into any transaction, including the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would obtain in a comparable arm's length transaction with a Person not an Affiliate.

                  6.14 Change of Control. Cause, permit or suffer, directly or indirectly any Change of Control.

                  6.15 Stock Issuance. Issue any additional capital stock, except in accordance with the Warrants or except if such issuance will not cause a Change of Control, or permit any Subsidiary to issue any additional capital stock except as otherwise permitted in the applicable Stock Pledge Agreement (Indirect Subsidiary).

                  6.16 Subordinated Debt. Make any payments, whether in principal, interest, or otherwise, on account of the Subordinated Note or the Contingent Payment Agreement at any time when (i) an Event of Default under
Section 7.1(a) has occurred which has not been fully cured to the satisfaction of Bank, or would result from such payment, or (ii) the Obligations have become due and payable pursuant to Section 7.2.

                                   ARTICLE VII

                         EVENTS OF DEFAULT AND REMEDIES

                  7.1 Events of Default. The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (an "Event of Default") hereunder:

                           (a) Borrower fails to pay on or before the fifth day
following the due date thereof, any payment of interest due on the Loans, the Funding Fees, any Bank Expenses, or any other amount payable hereunder other than payments of principal required hereunder, or Borrower fails to pay on or before the due date thereof, any payment of principal required hereunder;

                           (b) Borrower fails to observe or perform any of the
covenants and agreements set forth in Article VI;

                           (c) Borrower fails to observe or perform any covenant
or agreement set forth in this Agreement and the Loan Documents (other than those covenants and agreements described in Sections 7.1(a) and 7.1(b)), and such failure continues for fifteen (15) days after the earlier to occur of (i) Borrower obtaining knowledge of such failure or (ii) Bank's dispatch of notice to Borrower of such failure; or

                           (d) Any representation, warranty or certification
made by Borrower or any officer or employee of Borrower in this Agreement, in any certificate, financial statement or other document delivered pursuant to this Agreement or any Loan Document proves to have been untrue in any material respect when made;

                           (e) Any event or condition occurs that: (i) results
in the acceleration of the maturity of Debt or other financial arrangements of Borrower; or (ii) permits (or, with the giving of notice or lapse of time or both, would permit) the holder or holders of such Debt or extensions of credit or financial accommodations or any Person acting on behalf of such holder or holders to accelerate the maturity thereof, in either case except with respect to trade payables and immaterial Debt being contested in good faith and by proper proceedings if appropriate reserves are maintained with respect thereto;

                           (f) Borrower commences a voluntary Insolvency
Proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debt or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official over it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary Insolvency Proceeding or fails generally to pay its Debt as it becomes due, or takes any action to authorize any of the foregoing;

                           (g) An involuntary Insolvency Proceeding is commenced
against Borrower seeking liquidation, reorganization or other relief with respect to it or its Debt or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary Insolvency Proceeding remains undismissed for a period of sixty (60) days;

                           (h) Borrower suffers (i) any money judgment in excess
of applicable insurance coverage or (ii) any writ, warrant of attachment, or similar process; which in either case continues unsatisfied and in effect for a period of sixty (60) consecutive days without being vacated, discharged, satisfied, stayed or bonded pending appeal;

                           (i) A judgment creditor obtains possession of any of
the Assets of Borrower by any means, including levy, distraint, replevin, or self-help, or any order, judgment or decree is entered decreeing the dissolution of Borrower;

                           (j) Notice of intent to terminate a Plan or Plans
shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Plan or Plans; or there occurs a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans;

                           (k) Any of the Loan Documents fails to be in full
force and effect for any reason, or Bank fails to have a perfected, first priority Lien in and upon all of the collateral assigned or pledged to Bank thereunder, or a breach or an event of default occurs under any Loan Document which is not cured within any applicable grace period, or Whitehead attempts to revoke, terminate or limit the Subordination Agreement; or

                           (l) Any other Material Adverse Effect occurs.

        7.2 Remedies. Upon the occurrence of any Event of Default described in
Section 7.1(g) or 7.1(h), the Obligations shall become immediately due and payable without any election or action on the part of Bank without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives. Upon the occurrence and continuance of any other Event of Default, Bank may, at its election, without notice of its election and without demand, immediately declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives.

                  7.3 Remedies Cumulative. The rights and remedies of Bank herein and in the Loan Documents are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law, in equity or otherwise.

                                  ARTICLE VIII

                                      TAXES

                  8.1 Taxes on Payments. All payments in respect of the Obligations shall be made free and clear of and without any deduction or withholding for or on account of any present and future taxes, assessments or governmental charges imposed by the United States of America, or any political subdivision or taxing authority thereof or therein (all such taxes being hereinafter called "Taxes"), except as expressly provided in this Section 8.1. If any Taxes are imposed and required by law to be deducted or withheld from any amount payable to Bank, then Borrower shall (i) increase the amount of such payment so that Bank will receive a net amount (after deduction of all Taxes) equal to the amount due hereunder, (ii) pay such Taxes to the appropriate taxing authority for the account of Bank, and (iii) as promptly as possible thereafter, send Bank evidence showing payment thereof, together with such additional documentary evidence as Bank may from time to time require. If Borrower fails to perform its obligations under (H) or (iii) above, Borrower shall indemnify Bank for any incremental taxes, interest or penalties that may become payable as a result of any such failure.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  9.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, facsimile transmission or similar writing) and shall be given to such party at its address or telecopier number set forth on the signature pages hereof or such other address or telecopier number as such party may hereafter specify for the purpose by notice to the other party. Each such notice, request or other communication shall be effective upon receipt; provided that any notice, request, or other communication given in connection with Bank's exercise of any of its rights or remedies hereunder, and as to which there exists applicable statutory or common law governing such notice, request or other communication, shall be effective in accordance with such applicable statutory law irrespective of when received by Borrower.

                  9.2 No Waivers. No failure or delay by Bank in exercising any right, power or privilege hereunder or under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

                  9.3 Bank Expenses: Documentary Taxes: Indemnification.

                           (a) Borrower shall pay all Bank Expenses on demand,
including: (i) all out-of-pocket expenses of Bank, including attorneys' fees (including attorneys' fees incurred pursuant to proceedings arising under the Bankruptcy Code) and expenses incurred in connection with the negotiation, preparation, and enforcement of this Agreement, the Loan Documents, or any other document, instrument or agreement entered into in connection herewith, and the consummation of the transactions contemplated hereunder and thereunder, any waiver, forbearance, or consent hereunder or thereunder, or any amendment thereof or any Event of Default hereunder or thereunder; and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by Bank, including attorneys' fees (including attorneys' fees incurred pursuant to proceedings arising under the Bankruptcy
Code) and expenses incurred (including allocated costs for in-house legal services) in connection with such Event of Default, collection and other enforcement proceedings resulting therefrom or in connection with any refinancing or restructuring of the Obligations and the liabilities of Borrower under this Agreement, any of the Loan Documents, or any other document, instrument or agreement entered into in connection herewith in the nature of a "workout."

                           (b) Borrower shall indemnify Bank against any
transfer taxes, documentary taxes, assessments, or charges made by any Governmental Authority of the United States of America, or any political subdivision or Governmental Authority thereof or therein, and imposed on Bank by reason of the execution and delivery of this Agreement, any of the Loan Documents, or any other document, instrument or agreement entered into in connection herewith, excluding any taxes imposed on Bank under the Internal Revenue Code or similar state and local laws and determined by Bank's net income or revenue earned.

                           (c) Borrower shall and hereby agrees to indemnify,
protect, defend and hold harmless Bank and its directors, officers, agents, employees and attorneys from and against (i) any and all losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses (including attorneys' fees and attorneys' fees incurred pursuant to proceedings arising under the Bankruptcy Code) incurred by any of them (except to the extent that it is finally judicially determined to have resulted from their own gross negligence or willful misconduct) arising out of or by reason of any litigations, investigations, claims or proceedings (whether administrative, judicial or otherwise), including discovery, whether or not Bank is designated a party thereto, which arise out of or are in any way related to (1) this Agreement, the Loan Documents, or the transactions contemplated hereby or thereby, (2) any actual or proposed use by Borrower of the proceeds of the Loan, or (3) Bank's entering into this Agreement, the Loan Documents or any other agreements and documents relating hereto, (ii) any such losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses arising out of or by reason of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence on, under or about Borrower's operations or property or property leased by Borrower of any material, substance or waste which is or becomes designated as Hazardous Materials, and (iii) any such losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses incurred in connection with any remedial or other action taken by Borrower or Bank in connection with compliance by Borrower with any federal, state or local environmental laws, acts, rules, regulations, orders, directions, ordinances, criteria or guidelines (except to the extent that it is finally judicially determined to have resulted from their own gross negligence or willful misconduct). If and to the extent that the obligations of Borrower hereunder are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations of Bank which is permissible under applicable law. Borrower's obligations under this Section 9.3 shall survive any termination of this Agreement and the other Loan Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of its obligations set forth in this Agreement.

                  9.4 Amendments and Waivers. Any provision of this Agreement or any of the Loan Documents to which Borrower is a party may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the party asserted to be bound thereby, and then such amendment or waiver shall be effective only in the specific instance and specific purpose for which given.

                  9.5 Successors and Assigns; Participations; Disclosure.

                           (a) This Agreement shall be binding upon and inure to
the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Bank and any such prohibited assignment or transfer by Borrower shall be void.

                           (b) Bank may make, carry or transfer the Loan at, to
or for the account of, any of its branch offices or the office of an Affiliate of Bank or to any Federal Reserve Bank, all without Borrower's consent.

                           (c) Bank may, at its own expense, assign to one or
more banks or other financial institutions all or a portion of its rights (including voting rights) and obligations under this Agreement and the Loan Documents. In the event of any such assignment by Bank pursuant to this Section 9.5(c), Bank's obligations under this Agreement arising after the effective date of such assignment shall be released and concurrently therewith, transferred to and assumed by Bank's assignee to the extent provided for in the document evidencing such assignment, and Bank shall give prompt notice of such assignment to Borrower.

                           (d) Bank may at any time sell to one or more banks or
other financial institutions (each a "Participant") participating interests in the Loan, and in any other interest of Bank hereunder. In the event of any such sale by Bank of a participating interest to a Participant, Bank's obligations under this Agreement shall remain unchanged, Bank shall remain solely responsible for the performance thereof, and Borrower shall continue to deal solely and directly with Bank in connection with Bank's rights and obligations under this Agreement. Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest.

                           (e) Borrower authorizes Bank to disclose to any
assignee under Section 9.5(c) or any Participant (either, a "Transferee") and any prospective Transferee any and all financial information in Bank's possession concerning Borrower which has been delivered to Bank by Borrower pursuant to this Agreement or which has been delivered to Bank by Borrower in connection with Bank's credit evaluation prior to entering into this Agreement.

                           (f) Borrower agrees that Bank may use Borrower's name
in advertising and promotional materials upon Borrower's consent with respect thereto, which consent shall not be unreasonably withheld or delayed, and in conjunction therewith Bank may disclose the general terms of this Agreement.

                  9.6 Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

                  9.7 Severability. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof.

                  9.8 Governing Law; Jurisdiction.

                           (a) GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO
HAVE BEEN MADE IN THE STATE OF CALIFORNIA AND THE VALIDITY, CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO, SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

                           (b) JURISDICTION AND VENUE. THE PARTIES HERETO AGREE
THAT ANY ACTION OR PROCEEDING PURSUANT TO OR ARISING IN CONNECTION WITH THIS AGREEMENT OR THE LOAN DOCUMENTS SHALL BE HELD ONLY IN THE CITY AND COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, OR AT THE SOLE OPTION OF BANK, IN ANY OTHER FORUM IN WHICH BANK INITIATES PROCEEDINGS AND WHICH HAS JURISDICTION OVER THE SUBJECT MATTER AND PARTIES IN CONTROVERSY. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE


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
EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 9.8(b) AND STIPULATE THAT ANY FORUM LOCATED IN THE CITY AND COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER EACH SUCH PARTY FOR THE PURPOSE OF ADJUDICATING, ARBITRATING, OR RESOLVING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS. SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST BORROWER MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS SPECIFIED FOR NOTICES PURSUANT TO SECTION 9.1.

                9.9 WAIVER OF JURY TRIAL. BORROWER AND BANK EACH HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY ACTION, CAUSE OF ACTION, CLAIM, DEMAND, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT OR THE LOAN DOCUMENTS, OR IN ANY WAY CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE DEALINGS OF WITH RESPECT TO THIS AGREEMENT, THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO AND THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. BORROWER AND BANK EACH HEREBY AGREES THAT ANY SUCH ACTION, CAUSE OF ACTION, CLAIM, DEMAND, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT EITHER PARTY MAY FILE AN ORIGINAL COUNTERPART OF THIS SECTION 9.9 WITH ANY COURT OR OTHER TRIBUNAL AS WRITTEN EVIDENCE

OF THE CONSENT OF THE OTHER PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:                        UNISON HEALTHCARE CORPORATION,
                                 a Delaware corporation



                                 By /s/ Jerry M. Walker
                                    --------------------------------------
                                 Title: President
                                        ----------------------------------

                                 Address for Notices:

                                 7272 E. Indian School Road, Suite 214
                                 Scottsdale, Arizona 85251
                                 Attn: Chief Financial Officer

                                 Telephone: (602) 423-1954
                                 Facsimile: (602) 481-6479

BANK:                            IMPERIAL BANK

                                 By /s/ Thomas H. Shinkle
                                    --------------------------------------
                                 Title:
                                        ----------------------------------

                                 Address for Notices:


                                 Imperial Bank
                                 Attn:  Mark W. Campbell
                                        Regional Vice President
                                 201 North Figueroa Street
                                 Los Angeles, California 90012

                                 Telephone: (213) 484-3738
                                 Facsimile: (213) 484-3721


                                       34